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                                                                 EXHIBIT 10.33.2

                          SECOND AMENDMENT TO NET LEASE

      THIS SECOND AMENDMENT TO NET LEASE (the "Second Amendment") is made effective December 1, 2004 by and between CONEWAGO CONTRACTORS, INC., a Pennsylvania corporation, having an office at 660 Edgegrove Road, P.O. Box 688, Hanover, Pennsylvania 17331 ("Lessor"), and INTERNATIONAL PERIODICAL DISTRIBUTORS, INC. (as successor by merger to Pennsylvania International Distribution Services, Inc.), a Nevada Corporation, having an office at 3360 Industrial Road, Harrisburg, Pennsylvania 17101 ("Lessee").

                                   BACKGROUND

      Lessor and Lessee entered into a Net Lease ("Lease") dated May 1, 2000, wherein Lessee leased approximately 59,723 square feet of warehouse space in an approximately 210,000 square foot building located at 3360 Industrial Road, Harrisburg, Dauphin County, Pennsylvania. Lessor and Lessee entered into a First Amendment to Net Lease, dated September 1, 2003 (the "First Amendment"), in which the parties amended the Lease to provide for the expansion of the Leased Premises to include an additional approximately 27,034 square feet. The parties desire to amend the Lease to provide for the further expansion of the Leased Premises to include an additional approximately 54,935 square feet.

      NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties agree as follows:

      1. DEFINED TERMS: INCONSISTENCIES. Any capitalized terms that are not defined in this Second Amendment shall be given the definition of such terms as set forth in the Lease. If there are any inconsistencies between the provisions of this Second Amendment and the Lease (as amended by the First Amendment), the provisions of the Lease (as amended by the First Amendment) shall govern.

      2. EXPANSION OF LEASED PREMISES. The Leased Premises shall be expanded to include the approximately 54,935 square feet of the Building identified on Exhibit "A", attached hereto and made a part hereof, (the "Additional Premises"). Upon the inclusion of the Additional Premises in the current Leased Premises, the total area of the Leased Premises shall be 141,692 square feet for all purposes under this Lease. Lessor shall deliver the Additional Premises to Lessee when Lessor has completed the improvements set forth on Exhibit "B", attached hereto and made a part hereof, ("Lessor's Improvements"), except for minor punch list items. The date of the delivery of the Additional Premises is hereinafter referred to as the "Delivery Date of the Additional Premises". The tentative Delivery Date of the Additional Premises is December 1, 2004. This date is contingent upon Lessor's timely receipt of all necessary permits and approvals to complete Lessor's Improvements and the execution of this Second Amendment by Lessee on or before October 27th, 2004. Within two (2) business days of Lessor's notice of tendering delivery of the Additional Premises to Lessee, Lessor and Lessee shall mutually establish the "punch list" by a joint walk though of the Additional Premises. Lessor shall complete the punch list items within thirty (30) days of the punch list being

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established, unless thirty days is an insufficient period of time for completion of an item, and in which event the parties shall establish a period greater than thirty (30) days. The Additional Premises shall be constructed in a good and workmanlike manner using new materials, and in compliance with all applicable laws and other governmental requirements, including the Americans With Disabilities Act; provided that Lessee shall be responsible for bringing the Additional Premises in compliance with the Americans With Disabilities Act to the extent such requirements result from Lessee's specific use of the Additional Premises.

      3. RENT. Effective as of December 1, 2004, regardless of whether the Delivery Date of the Additional Premises has occurred, the monthly payment of Rent currently due under Article II of the Lease shall be increased by Five Thousand Nine Hundred Forty-Four and 42/100th Dollars ($5,944.42) (54,935 square feet x $1.2985 per square foot) as rent for the Additional Premises. December 1, 2004 is referred to herein as the "Rent Commencement Date for the Additional Premises". The Rent for the Additional Premises shall be payable in accordance with Article II, Section 1 of the Lease. The monthly payment of Rent shall thereafter be increased the following amounts on the anniversary dates of the Rent Commencement Date of Additional Premises (or other date specified) during the Initial Term:

Anniversary or Other Date                     Monthly Rent Increase
-------------------------                     ---------------------
December 1, 2005                   $ 6,035.53  (54,935 sq. ft x $1.3184 per sq. ft.)

June 1, 2006                       $15,107.13  (54,935 sq. ft x $3.30 per sq. ft.)

December 1, 2006                   $15,336.02  (54,935 sq. ft. x $3.35 per sq. ft.)

December 1, 2007                   $15,564.92  (54,935 sq. ft. x $3.40 per sq. ft.)

December 1, 2008                   $15,793.81  (54,935 sq. ft. x $3.45 per sq. ft.)

December 1, 2009                   $16,022.71  (54,935 sq. ft. x $3.50 per sq. ft.)

      The foregoing increases in the monthly payments of Rent shall be in addition to the increases in Rent provided in Section 3 of the First Amendment.

      4. TERM. The Initial Term of the Lease set forth in Article III, Section 1 of the Lease, as amended and supplemented by the First Amendment, shall expire on November 30, 2010 at 11:59 P.M., E.D.T. Lessee hereby releases, waives and terminates its right under Section 4 of the First Amendment to terminate this Lease on or before the fifth anniversary of the Commencement Date of the Additional Premises (as defined in the First Amendment).

      5. CONTINUED EFFECTIVENESS OF THE LEASE. Except as specifically amended or supplemented by this Second Amendment, the Lease, as amended and supplemented by the First Amendment, shall otherwise remain in full force and effect in accordance with its Terms.

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      IN WITNESS WHEREOF, Lessor and Lessee have executed this Second Amendment, by their duly authorized officers, as of the date and year first above written.

WITNESS/ATTEST:                        CONEWAGO CONTRACTORS, INC.

/s/ Sherry L. Amig                     By: /s/ Allen M. Smith
---------------------------                ----------------------------------
                                           Allen M. Smith, Vice President

                                       INTERNATIONAL PERIODICAL
                                       DISTRIBUTORS, INC.

/s/ Douglas J. Bates                   By: /s/ Jason S. Flegel
---------------------------                -----------------------------
                                           Jason S. Flegel, President